Glu Mobile Announces Interim President and Chief Executive Officer

SAN MATEO, Calif., — December 1, 2009 — Glu Mobile Inc. (NASDAQ: GLUU), a leading global publisher of mobile games, today announced that William J. Miller, currently co-Chairman of Glu’s Board of Directors, will assume the position of interim President and Chief Executive Officer effective December 1, 2009. As Glu previously announced on July 8, 2009, Greg Ballard, the company’s current President and Chief Executive Officer, is stepping down to pursue other opportunities. The Board of Directors is continuing its search for a permanent President and Chief Executive Officer and expects a successor to be named in early 2010. Mr. Miller and Daniel Skaff will continue to serve as co-Chairmen of Glu’s Board of Directors during Mr. Miller’s tenure as interim President and Chief Executive Officer.

Bill Miller has served on Glu’s Board of Directors since January 2007 and has served as co-Chairman of the Board of Directors since July 2009. Prior to joining Glu’s Board, he acted as an independent director and adviser to a number of technology companies since November 1999. From April 1996 until November 1999, Mr. Miller served as Chairman of the Board of Directors and Chief Executive Officer of Avid Corporation (NASDAQ: AVID), a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999. Prior to that, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation (NYSE: QTM), a data storage manufacturer. He previously held various positions in the data storage, information services and financial services businesses of Control Data Corporation, a computer and data services company. Mr. Miller serves as a director of NVIDIA Corporation (NASDAQ: NVDA), Waters Corporation (NYSE: WAT) and Digimarc Corporation (NASDAQ: DMRC). He holds a B.A. in speech communications and a J.D. from the University of Minnesota.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including our expectation that we will appoint a permanent President and Chief Executive Officer in early 2010. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These material risks and uncertainties include: the risk that we may be unable to identify and hire a permanent President and Chief Executive Officer by early 2010 or that we may otherwise be unable to effect a smooth transition of the CEO position; the risk that the mobile gaming and social networking gaming markets are not growing at the rate that we anticipate or that we will be unable to capitalize on any such growth; the risk that our expense control initiatives will be insufficient to enable us to achieve positive cash flow from operations for the full fiscal year and beyond; the risk that we may have insufficient working capital to effectively execute our business strategy, including exploiting next-generation and social networking platforms while continuing to address our traditional carrier-based business, and that, even if we do execute our business strategy, we may not derive the revenues that we expect; the risk that we may fall out of compliance with the financial and other covenants in our credit facility; the risk that we may lose a key intellectual property license or key carrier distribution agreement; the risk that growth of next-generation handsets and advanced networks does not grow as significantly as we anticipate; the risk that our development expenses for games for next-generation handsets and social networking platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that changes in wireless carrier plans with their customers may adversely impact sales of our games; the risk that sales of our original intellectual property titles will not continue to favorably impact product mix; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that mobile games and social networking gaming markets are smaller than anticipated; and other risks detailed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 9, 2009. You can locate this Form 10-Q through our website at http://www.glu.com/corp/Pages.investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu (NASDAQ:GLUU) is a leading global publisher of mobile games. Its portfolio of top-rated games includes original titles Bonsai Blast, Brain Genius, Glyder, Stranded and Super K.O. Boxing!, and titles based on major brands from partners including Activision, Atari, Fox Mobile Entertainment, Harrah’s, Hasbro, Konami, Microsoft, PlayFirst, PopCap Games, SEGA, Sony and Warner Bros. Founded in 2001, Glu is based in San Mateo, Calif. and has offices in Australia, Brazil, Canada, Chile, China, England, France, Germany, Italy, Mexico, Poland, Russia and Spain. Consumers can find high-quality, fresh entertainment created exclusively for their mobile phones wherever they see the ‘g’ character logo or at www.glu.com.

GLU MOBILE, GLU, BONSAI BLAST, BRAIN GENIUS, STRANDED, SUPER K.O. BOXING! and the ‘g’ character logo are trademarks of Glu Mobile Inc.

Source: Glu Mobile Inc.

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